Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 26, 2004 in the Registration Statement (Form S-1) and related Prospectus of Corus Pharma, Inc. for the registration of shares of its common stock to be filed with the Securities and Exchange Commission on or about August 27, 2004.

/s/    ERNST & YOUNG LLP

Seattle, Washington

August 27, 2004